FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Engages Financial Advisors and Announces Intent to List on New York Stock Exchange

New York, New York, February 27, 2014 – American Realty Capital New York Recovery REIT, Inc. (“NYRR” or the “Company”) announced today that it engaged Barclays Capital Inc. and RCS Capital, a division of Realty Capital Securities, LLC, as financial advisors to assist the Company in evaluating strategic alternatives following the successful closing of its $1.5 billion IPO. In consultation with Barclays and RCS Capital, the Company’s board of directors has determined that it is in the best interest of the Company to pursue a listing on a national stock exchange. Accordingly, the Company intends to file an application to list its common stock on the New York Stock Exchange under the symbol “NYRT” and anticipates that its common stock will be listed on such exchange during the second quarter 2014. Concurrent with its listing on the New York Stock Exchange, the Company intends to change its name to New York REIT, Inc.

The Company also announced that it received $240 million of additional commitments to is financing facility: $100 million of commitments from each of Barclays Bank PLC and RBS Citizens, N.A. and $40 million of commitments from SunTrust Bank. This amount increases the Company’s aggregate borrowings available under its credit facility to $630 million, subject to the satisfaction of certain conditions.

Michael Happel, Executive Vice President and Chief Investment Officer of the Company said, “We’ve built a high quality New York City portfolio acquired at an attractive time in the real estate cycle. In addition, we have a pristine balance sheet and active acquisition pipeline that positions us well for future growth. In our view, the public markets will be very receptive to our pure play strategy focused on New York City, one of the world’s premier real estate markets.”

“The opportunity to create another full-cycle liquidity event for our retail shareholders in our New York strategy is enormously satisfying.  Many of our investors trusted us with their capital when New York City real estate was still near the bottom of the real estate cycle.  We believe they have benefited from the recovery of the City’s real estate market and the overall improvement of the broader economy.  Our decision to list should testify to this fact,” observed Nicholas S. Schorsch, Chairman and CEO of the Company.

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500